Exhibit 10.21

RIMINI STREET, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT WITH SETH A. RAVIN

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of January 6, 2017, (the “Effective Date”) by and between Rimini Street, Inc., a Nevada corporation (the “Company”), and Seth A. Ravin (“Executive”).

Whereas, the Company and Executive entered into an Employment Agreement, dated May 1, 2009, which was amended on June 18, 2013 and September 15, 2013 (together, the “Employment Agreement”);

Whereas, the Board of Directors (the “Board”) of the Company and Executive wish to amend and restate the Employment Agreement in accordance with the terms and conditions of this Agreement.

Now, therefore, in consideration of the promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.             Duties and Scope of Employment.

(a)          Positions and Duties.  Executive will serve as Chief Executive Officer, reporting to the Board.  Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Board.  The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b)          Obligations.  During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve (i) as a compensated director of the Board, serve as a compensated director on one or more additional boards of directors and (ii) in any capacity with any civic, educational, or charitable organization; provided that, in both (i) and (ii) above, such service does not interfere with Executive’s obligations to the Company.

2.             Employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Good Reason or for any or no Cause, at the option either of the Company or Executive.  However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.  This Agreement will continue indefinitely during the Employment Term, except that the covenants in Sections 9(a) and (b) will sunset as set forth in Section 9.

3.             Compensation.

(a)          Base Salary.  As of the Effective Date, the Company will pay Executive an annualized base salary of not less than $300,000 USD (three hundred thousand United States dollars) as compensation for Executive’s services (such annual salary, as is then effective, to be referred to herein as “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.  Periodically, but not less than annually, the Board (or its committee) will review and consider adjustments to the Base Salary in an amount to be determined by the Board in its sole discretion.

(b)          Annualized Incentive.  As determined in an amount by the Board in its sole discretion, Executive will be eligible to receive an annualized target performance bonus of not less than $300,000 USD (three hundred thousand United States dollars) or the amount of Base Salary, whichever amount is greater (the “Target Bonus”).  Seventy-five percent (75%) of such bonus, if any, will be earned quarterly and paid within 90 days following the end of a calendar quarter, and twenty-five percent (25%) will be earned for completing a calendar year and paid within 75 days after the end of each calendar year for which the bonus is earned, in accordance with the Company Bonus Program set forth in Exhibit A attached hereto or such other bonus program for executive officers and the Chief Executive Officer as in effect from time to time.  Periodically, but not less than annually, the Board (or its committee) will review and consider adjustments to the Target Bonus, subject to Executive substantially performing Executive’s tasks during the prior period and Board approval.

(c)          Equity Grant.  As determined in an amount by the Board in its sole discretion and subject to Executive substantially performing Executive’s tasks during the prior annual period and Board approval, Executive will be eligible to receive equity awards.

4.             Employee Benefits.

(a)          Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

(b)          In addition to the Employee Benefits provided to Executive under paragraph 4(a) above, upon Executive’s death or Disability, Company shall pay to Executive or Executive’s beneficiary, as the case may be (i) one hundred percent (100%) of Executive’s then outstanding unvested equity awards granted pursuant to the Company’s 2007 Stock Plan, 2013 Equity Incentive Plan or any other equity incentive plan approved by the Board, which shall vest as of the date of such termination of employment due to death or Disability; (ii) (y) Disability payments in an amount equal to twenty-four (24) months of Executive’s Base Salary Target Bonus in the form of salary continuation following Executive’s termination of employment due to Disability in accordance with the Company’s normal payroll practices (such amount being referred to herein as the “Disability Benefits”); or (z) a lump sum death benefit that is equal to two times (2x) Executive’s Base Salary and Target Bonus payable to Executive’s spouse/domestic partner, or to his estate in the absence of a spouse/domestic partner with sixty (60) days of Executive’s date of death (such amount being referred to herein as the “Death Benefits”); and (iii) reimbursement for premiums paid for the group health continuation coverage premiums for Executive and Executive’s eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) so as to provide Executive and Executive’s eligible dependents and/or domestic partner the same level of benefits to the same extent as in effect on the date of Executive’s termination of employment due to death or Disability through the lesser of (A) twenty-four (24) months from the date of such termination, (B) the date Executive and all of Executive’s eligible dependents and/or domestic partner are no longer eligible to receive continuation coverage pursuant under COBRA; provided, however, that Executive or the Executive’s eligible dependents or domestic partner will be solely responsible for electing such coverage within the required time periods.  In the event that the date Executive and Executive’s eligible dependents and/or domestic partner are no longer eligible to receive continuation coverage pursuant under COBRA is less than 24 months from the effective date of such termination, and the loss of eligibility for COBRA is not due to coverage under another employer’s medical plan, the Company shall pay to the Executive in cash the cost of medical benefits for similarly situated active employees of Company for the balance of the twenty-four (24) month period.  Executive must provide Company with written notice of Executive’s new position within ten (10) business days of starting any such position.  In the event that Disability Benefits or Death Benefits are payable to Executive or his beneficiary under this paragraph 4(b), such benefits shall be reduced on a dollar for dollar basis for any disability benefits or death benefits that are paid to Executive or his beneficiary from any life insurance or disability policies, whether group or individual, for which the employer has paid all of the premiums.

5.             Expenses.  The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  All reimbursement expenses must be incurred while Executive is an employee of the Company.  If any portion of such reimbursements is taxable to Executive, Executive must submit proper receipts for such reimbursement within thirty (30) days of the date on which he incurs such expense and the Company will reimburse Executive for such expenses within thirty (30) days of the date proper receipts are received.  In the event Executive recognizes income for income tax purposes as a result of the Company’s payment of certain expenses pursuant to this Section 5, regardless of whether such income is received during or after his employment, the Company shall make a tax gross-up payment to the Executive based on the additional tax liability that he incurs by reason of his recognition of such income.

6.             Termination of Employment.  In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive prorated for any completed full or partial calendar quarter as of Executive’s termination of employment, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) unreimbursed business expenses required to be reimbursed to Executive; and (1) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable.  In addition, if the termination is by the Company without Cause or the Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 7.

7.             Severance.

(a)          Termination Without Cause or Resignation for Good Reason.  If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then: (i) one hundred percent (100%) of Executive’s then outstanding unvested equity awards granted pursuant to the Company’s 2007 Stock Plan, 2013 Equity Incentive Plan or any other equity incentive plan approved by the Board shall vest as of the date of such termination/resignation; (ii) Executive will receive severance benefits in an amount equal to twenty-four (24) months of Executive’s Base Salary and Target Bonus in the form of salary continuation following Executive’s termination of employment in accordance with the Company’s normal payroll practices (such amount being referred to herein as the “Severance Payment” and such period over which the Severance Payment is made being referred to herein as the “Severance Period”); and (iii) reimbursement for premiums paid for the group health continuation coverage premiums for Executive and Executive’s eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) so as to provide Executive and Executive’s eligible dependents and/or domestic partner the same level of benefits to the same extent as in effect on the date of Executive’s termination through the lesser of (A) twenty-four (24) months from the effective date of such termination, (B) the date Executive and all of Executive’s eligible dependents and/or domestic partner are no longer eligible to receive continuation coverage pursuant under COBRA; provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.  In the event that the date Executive and Executive’s eligible dependents and/or domestic partner are no longer eligible to receive continuation coverage pursuant under COBRA is less than 24 months from the effective date of such termination/resignation, and the loss of eligibility for COBRA is not due to coverage under another employer’s medical plan, the Company shall pay to the Executive in cash the cost of medical benefits for similarly situated active employees of Company for the balance of the twenty-four (24) month period.  Executive must provide Company with written notice of Executive’s new position within ten (10) business days of starting any such position.

(b)          Termination without Cause or Resignation for Good Reason in Connection with a Change of Control.  If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason within twenty-four (24) months following a Change of Control, then: (i) one hundred percent (100%) of Executive’s then outstanding unvested equity awards granted pursuant to the Company’s 2007 Stock Plan, 2013 Equity Incentive Plan or any other equity incentive plan approved by the Board shall vest as of the date of such termination/resignation; (ii) Executive will receive severance benefits in an amount equal to two times (2x) Executive’s Base Salary and Target Bonus in the form of a lump sum payment within sixty (60) days following Executive’s termination of employment (such amount being referred to herein as the “Severance Payment”); and (iii) the total of twenty-four (24) monthly premiums for the group health continuation coverage premiums for Executive and Executive’s eligible dependents under COBRA so as to provide Executive and Executive’s eligible dependents and/or domestic partner the same level of benefits to the same extent as in effect on the date of Executive’s termination determined at the cost for COBRA coverage on the date of Executive’s termination/resignation; provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.  Any benefits or payments provided under this Section 7(b) are in lieu of, and not in addition to, any benefits or payments that otherwise might be payable under Section 7(a).

(c)          Voluntary Termination Without Good Reason or Termination for Cause.  If Executive’s employment is terminated by reason of Executive’s death or Disability, by Executive without Good Reason, or for Cause by the Company, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately; and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans, programs and practices.

8.             Conditions to the Receipt of Severance Payments.  Except in the event of termination due to death, Executive’s entitlement to any severance benefits hereunder, including Severance Payments, is conditioned upon Executive’s execution and delivery to the Company of (i) a general release of claims in the form attached hereto as Exhibit B (the “Release”) which release is not revoked by Executive and provided that such release of claims becomes effective no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”); and (ii) Executive’s resignation from all Executive’s employment with the Company.

(a)          If the Release does not become effective by the Release Deadline, Executive shall forfeit any rights to severance or benefits under this Agreement.  In no event shall severance payments or benefits be paid or provided until the release of claims actually becomes effective and irrevocable.  Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 24) shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 24.  Except as required by Section 24, any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(b)          Unless specifically provided in this Agreement or as otherwise required by Section 24, the Company shall pay any severance payments in continuing payments following Executive’s termination date in accordance with the Company’s normal payroll practices; provided, however, that no severance or other benefits shall be paid or provided until the release of claims and any severance amounts or benefits otherwise payable between Executive’s termination date and the date such release becomes effective shall be paid on the effective date of such release.  If Executive should die before all of the severance amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

9.             Restrictive Covenants.

(a)          Non-Competition.  Executive covenants and agrees that during his employment with Company and for a period of two (2) years after the termination of his employment (but in no case beyond June 24, 2020) for any reason whatsoever (unless otherwise agreed to by the Parties in writing), Executive will not directly or indirectly, engage in or be involved in any way with a “competitive business.” “Competitive business,” as used in this Agreement, includes any business or activity, wherever conducted, which is engaged in providing subscription-based enterprise software support services, including maintenance and support programs for enterprise software.

(b)          Non-Solicitation.  Executive agrees that during his employment with Company and for a period of two (2) years following the termination of his employment (but in no case beyond June 24, 2020) under this Agreement for any reason whatsoever (unless otherwise agreed to by the Parties in writing), Executive will not, directly or indirectly, induce or attempt to induce any customer, employee, consultant or other business relation to cease doing business with or providing services to the Company or any of its subsidiaries or in any way interfere with the relationship between any such business relation and the Company and its subsidiaries.

(c)          Reasonableness of Scope and Duration.  The parties hereto agree that the covenants and agreements set forth in this Section 9 are reasonable in their time, territory and scope, and they intend that they be enforced, and no party shall raise any objection to the reasonableness of the time, territory or scope of any such covenants in any proceeding to enforce such covenants.  If Company fails to make any payment(s) under the terms of this Agreement, and such default is not cured within fifteen (15) days following a notice of default to the Company, then the Executive may terminate this Agreement and will be released from Executive’s obligations under this Section 9.

(d)          Acknowledgment of Executive.  Executive represents and warrants that the knowledge, skills and abilities he currently possesses and/or possessed prior to employment are sufficient to permit him, in the event of the termination of his employment hereunder for any reason, to earn a livelihood satisfactory to himself without violating any provision of this Agreement, for example, by using such knowledge, skills and abilities, or some of them, in the service of a noncompetitor of the Company.

(e)          Enforcement.  In the event of a breach or threatened breach by Executive of the provisions of this Section 9, the Company will be authorized and entitled to obtain, from any arbitrator or court of competent jurisdiction, an injunction restraining Executive from such breach and from rendering any services to any person, firm, or entity in breach of this Section 9.  Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for a breach or threatened breach of this Section 9.

(f)          Modification.  In the event any provision of Section 9 is held to be an unreasonable restriction upon Executive, an arbitrator or court so holding may reduce the geography to which it pertains and/or the period of time in which it operates, or order any other change to the extent necessary to render such provision enforceable.

(g)          Condition Precedent.  Compliance with the provisions of Section 9 of this Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Executive, except as provided in Section 6.

10.           Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 7 will be either:

(a)          delivered in full, or

(b)          delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.  Any reduction in payments and/or benefits required by this Section 10 shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

11.           Definitions.

(a)          Cause.  For purposes of this Agreement, “Cause” will mean:

(i)          Executive’s failure to perform the duties and responsibilities of Executive’s position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed Executive’s duties and provides Executive with thirty (30) days to take corrective action;

(ii)         Any act of gross negligence or willful misconduct (such as bribery, unlawful harassment, violation of Company ethics policy and other actions of misconduct of similar significance) taken by Executive in connection with Executive’s employment with the Company, and in the case of gross negligence such act had a material adverse effect on the Company’s business or reputation;

(iii)        Any act of dishonesty or moral turpitude consisting of fraud or embezzlement, or otherwise adversely affecting the Company’s business or reputation;

(iv)        Executive’s conviction of, or plea of nolo contendere to, a felony (other than minor traffic-related offenses);

(v)         Executive’s indictment or conviction for a criminal violation of state or federal securities laws; or

(vi)        Any breach by Executive of any covenants or obligations set forth in this Agreement which is not cured within fifteen (15) days following Executive’s receipt of written notice of such breach from the Board.

(b)          Change of Control.  For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:

(i)          Change in Ownership of the Company.  A change in the ownership of the Company, which is deemed to occur on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, except that any financing of the Company that is approved by the Board will not be considered a Change of Control; or

(ii)         Change in Effective Control of the Company.  A change in the effective control of the Company, which is deemed to occur on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)        Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets, which is deemed to occur on the date that any Person acquires (either is one transaction or in multiple transactions over the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of the above sections, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.  The foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.  Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)          Disability.  For purposes of this Agreement, “Disability” means that Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  In the event that there is no accident and health plan covering employees of the Company at the time that Executive becomes Disabled, “Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(d)          Good Reason.  For purposes of this Agreement, “Good Reason” means Executive’s termination of employment within ninety (90) days following the expiration of any cure period (as discussed below) following the occurrence of any of the following, without Executive’s express written consent:

(i)          The assignment to Executive of any duties, authority or responsibilities, or the reduction of Executive’s duties, authority or responsibilities, either of which results in a material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction;

(ii)         A material reduction by the Company in the base compensation of Executive as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company;

(iii)        A material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility or location more than fifty (50) miles from Executive’s then present location); or

(iv)        Any other action or inaction by the Company that constitutes a material breach of the terms of the Agreement.

Executive shall not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days.

12.          Indemnification.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.  Indemnification obligations of the Company under this paragraph 12 shall survive Executive’s termination of employment.

13.          Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.          Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service; or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Rimini Street, Inc. Legal Department
Attn: Daniel B. Winslow, SVP and General Counsel
3993 Howard Hughes Pkwy, Suite 500
Las Vegas, Nevada 89169

with a copy to:

Rimini Street, Inc. Legal Department
Attn: Ronald Whitford, Jr. GVP and Associate General Counsel. Corporate
3993 Howard Hughes Pkwy, Suite 500
Las Vegas, Nevada 89169

If to Executive:

The last residential address on file with the Company.

15.          Severability.  If any provision hereof becomes or is declared by an arbitrator or a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16.          Arbitration.

(a)          General.  In consideration of Executive’s service to the Company, its promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration.  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)          Procedure.  Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the “Rules”).  Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Executive agrees that the arbitrator shall issue a written decision on the merits.  Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $125.00 of any filing fees associated with any arbitration Executive initiates.  Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules.

(c)          Remedy.  Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)          Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, or nonsolicitation.  In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e)          Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)          Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.

17.          Integration.  This Agreement, Executive’s Confidential and Invention Assignment Agreement, together with the Company’s 2007 Stock Plan, 2013 Equity Incentive Plan and any stock purchase or stock option agreements between the Executive and the Company which describe Executive’s outstanding equity awards, and indemnification agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

18.          Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.          Survival.  The Company’s and Executive’s responsibilities under Sections 7 and 8 will survive the termination of this Agreement.

20.          Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21.          Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22.          Governing Law.  This Agreement will be governed by the laws of the State of Nevada without regard to its conflict of laws provisions.

23.          Acknowledgment.  Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.  The Company will promptly pay Executive’s reasonable and documented legal fees, not to exceed $10,000, incurred in connection with the negotiation and documentation of his employment arrangements with the Company.

24.          Section 409A.

(a)          Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)          Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to Executive’s death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)          Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d)          Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(e)          For purposes of this Agreement, “Section 409A Limit” means the lesser of 2 times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

(f)          The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

25.          Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as f the day and year written below.

RIMINI STREET, INC.		EXECUTIVE

/s/ Thomas C. Shay		/s/ Seth A. Ravin
By: Thomas C. Shay, SVP, CIO and Secretary		Seth A. Ravin

Date:	January 6, 2017	Date:	January 6, 2017

EXHIBIT A

Company Bonus Program

To reward employees for achievement of specific company goals, and for the employee’s own individual contributions to company success, Rimini Street, Inc. (hereinafter referred to as the “Company”) offers a competitive bonus program to eligible employees (the “Company Bonus Program”). Company Bonus Program may include a Quarterly Performance Bonus and/or an Annual Retention Bonus, as provided in the employee’s employment offer letter. The Company offers these bonus programs in its discretion, and reserves the right to modify or revoke the bonus programs at any time.

Quarterly Performance Bonus:

The Quarterly Performance Bonus is calculated by multiplying the employee’s Quarterly Target Performance Bonus (dollar amount) by the Quarterly Company Performance Factor and the Quarterly Personal Performance Factor.

The Quarterly Company Performance Factor is determined based on the Company’s achievement of quarterly targets for client invoicing (80%) and expenses (20%), and may be modified upward or downward based on achievement of client satisfaction targets. Quarterly Personal Performance Factor is a percentage determined at the discretion of the employee’s manager (and approved or modified by senior management) based on the employee’s achievement of individual goals and objectives, and overall contribution to the Company’s success. Quarterly Performance Bonus shall be paid on according to the following schedule: QI Quarterly Bonus (covering the period January 1 through March 31) shall be paid on or before June 30; Q2 Quarterly Bonus (covering the period April 1 through June 30) shall be paid on or before September 30; Q3 Quarterly Bonus (covering the period July 1 through September 30) shall be paid on or before December 31; and Q4 Quarterly Bonus (covering the period October 1 through December 31) shall be paid on or before March 15 of the following year. January 1, 2013, for those employees eligible to receive a Quarterly Performance Bonus, eligibility begins on the employee’s start of employment and is pro-rated in the employee’s first calendar quarter. Thereafter, to be eligible for the Quarterly Performance Bonus in a given calendar quarter, the employee must be employed through the last day of the calendar quarter in question. The Quarterly Performance Bonus shall be pro-rated to account for any extended absence (meaning more than 5 contiguous days, excluding approved PTO) during the applicable bonus period, pro-rated based on a 365-day year. The employee shall not be eligible for any Quarterly Performance Bonus for any quarter in which one or more of the following conditions exists: (a) employee’s employment ends before the completion of a given calendar quarter; (b) the Quarterly Company Performance Factor is less than 50%; (c) the employee was not in good standing, including, but not limited to, subject to a Performance Improvement Plan; or (d) the employee’s Quarterly Personal Performance Factor is less than 70%.

Annual Retention Bonus:

The Company provides eligible employees with Annual Retention Bonus to reward loyalty, performance and added value to Rimini Street through continued employment.

The Annual Retention Bonus is determined by multiplying the employee’s Target Annual Retention Bonus (dollar amount) by the Annual Company Performance Factor and the average of the Quarterly Personal Performance Factor used for the Quarterly Performance Bonus payments made to employee from January 1 through December 31 of the prior calendar year. Annual Company Performance Factor is determined based on the Company’s achievement of annual targets for client invoicing (80%) and expenses (20%), and may be modified upward or downward based on achievement of client satisfaction targets averaged for the entire year.

The Annual Retention Bonus shall be paid on or before March 15 of the following year.

Effective January 1, 2013, for those employees eligible to receive an Annual Retention Bonus, eligibility begins on the employee’s start of employment and is pro-rated for the employee’s first calendar year. Thereafter, to be eligible for the Annual Retention Bonus for a given calendar year, the employee must be employed through the last day of the calendar year in question. The Annual Retention Bonus shall be pro-rated to account for any extended absence (meaning more than 5 contiguous days, excluding approved PTO) during the applicable bonus period, pro-rated based on a 365-day year. The bonus shall also be pro-rated to exclude those days of the year in which the employee was not in good standing (including, without limitation, those days in which the employee was subject to a Performance Improvement Plan). The employee shall not be eligible for any Annual Retention Bonus for any calendar year in which one or more of the following conditions exists: (a) employee’s employment ends before the completion of a given calendar year; (b) the Annual Company Performance Factor is less than 50%; or (c) the employee’s average Quarterly Personal Performance Factor is less than 70% for the calendar year.

The bonus shall also be pro-rated to exclude those days of the year in which the employee was not in good standing (including without limitation those days in which the employee was subject to a Performance Improvement Plan).

Questions or concerns about this Company Bonus Policy should be discussed with Human Resources.

EXHIBIT B

Form of Release

You hereby agree and acknowledge that by signing this Release, and for other good and valuable consideration received pursuant to that employment agreement, dated January 6, 2017, by and between you and Rimini Street, Inc. (the “Employment Agreement”) or otherwise, you are waiving your right to assert any and all forms of legal Claims against Rimini Street** (together, “Employer”) of any kind whatsoever, whether known or unknown, arising from the beginning of time through the Effective Date, as defined below. Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Employer seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Employer, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

Without limiting the foregoing general waiver and release, you specifically waive and release Employer from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

a.
Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status, sexual orientation or status as a covered service member under the Uniform Services Employment and re-Employment Rights Act (USERRA). Without limitation, specifically included in this paragraph are any Claims arising under the Federal Age Discrimination in Employment Act, the Older Workers Benefit Protection. Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar state statute.

b.
Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and any similar state statute.

*      For purposes of this Section, “Rimini Street” includes any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with Rimini Street, Inc.), subsidiaries and all other related entities, its and their directors, officers, employees, trustees, agents, successors and assigns, and all persons acting by, through, under or in concert with Rimini Street, Inc.

c.
Claims under any state or federal common law theory including, without limitation, wrongful discharge, constructive discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

d.	Any other Claim arising under state or federal law.

You agree that you will not initiate any charge or complaint or institute any claim or lawsuit against Employer based on any fact or circumstance occurring up to and including you last date of employment with Employer.

In the event you file any charge or complaint, institute any lawsuit, or initiate any action whatsoever, that is covered by this Release, and a judgment is entered in favor of Employer, you shall pay all of the attorney’s fees, expenses and costs incurred by Employer in response to the same.

It is the Employer’s desire and intent to make certain that you fully understand the provisions and effects of this Release. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Release. Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age, Employer is providing you with twenty-one (21) days in which to consider and accept the terms of this Release by signing and dating it below and returning the signed and dated acceptance to Thomas Shay at Rimini Street, Inc., 6601 Koll Center Pkwy., Suite 300, Pleasanton, CA 94566 USA. In addition, you may rescind your assent to this Release if, within seven (7) days after you sign this Release, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to Thomas Shay at Rimini Street, Inc., 6601 Koll Center Pkwy., Suite 300, Pleasanton, CA 94566 USA. If you sign the Release and do not revoke it, then it will become fully effective and binding on both parties on the eighth (811’) day following your execution (the “Effective Date”).

Also, consistent with the provisions of the ADEA, OWBPA and other federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this Release shall be deemed to limit Employer’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Release constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Release in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

In addition to the forgoing, you hereby agree that you waive all rights under section 1542 of the Civil Code of the State of California. Section 1542 provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Pursuant to section 1542, you acknowledge that you may hereafter discover facts different from or in addition to facts which you now know or believe to be true with regard to the released claims, and further agree that this Release shall remain effective in all respects notwithstanding such discovery of new or different facts, including any such facts which may give rise to currently unknown claims, including but not limited to any claims or rights which you may have under section 1542 of the California Civil Code.

Notwithstanding the foregoing, this Release does not release Employer from any obligation expressly set forth in the Employment Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of the Employment Agreement.